Exhibit 3.3

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TERRAVIA HOLDINGS, INC.

The undersigned, Jonathan S. Wolfson, hereby certifies that:

ONE: He is the duly elected and acting Chief Executive Officer of TerraVia Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware.

TWO: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 31, 2003, was amended and restated on December 12, 2005, February 8, 2007, July 31, 2008, May 19, 2010 and June 1, 2011, and was further amended on May 10, 2016.

THREE: The amendment to the Amended and Restated Certificate of Incorporation set forth below has been duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware. The text of the first paragraph of ARTICLE IV of the Amended and Restated Certificate of Incorporation is hereby amended and restated as follows:

The total number of shares of stock that the Corporation shall have authority to issue is 230,000,000, consisting of 225,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), and 5,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 8th day of June, 2016.

By:	/s/ Jonathan S. Wolfson
Authorized Officer
Title:	Chief Executive Officer
Name:	Jonathan S. Wolfson